Exhibit 99.5

FOR IMMEDIATE RELEASE:                            CONTACT: Christine Farrell
April 9, 1999                                              Frederick Brewing Co.
                                                           301.694.7899

                           WHEAT BEER BACK FOR SUMMER
               Blue Ridge(R) Wheat Beer(TM) Available May 11,1999


FREDERICK, MD-Frederick Brewing Co. (FBC) announced today the return of a longtime favorite, Blue Ridge(R) Wheat Beer(TM). Available in limited quantities, this light-bodied, fruity beer is sure to quench your thirst on hot sunny days. First brewed in 1994, it was one of the first beers to come out of the Frederick based brewery. It was discontinued last year but is back by popular demand in time to celebrate summer.

It is made with all-American ingredients and is pale yellow in color. As always, it contains no additives, no preservatives and no pasteurization. For a uniquely refreshing taste, roll the bottle to rouse the yeast and add a slice of lemon.

Blue Ridge(R) Wheat Beer(TM) Specifications:

MALTS:            2-Row Pale, Wheat, Carapils

HOPS:             Mt Hood

HOP AROMA:        None

BITTERNESS:       9.0

COLOR:            Pale yellow

GRAVITY:          10.0 Plato

CO2 (VOL.):       2.8 Vol.

                                     -more-
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Blue Ridge(R) Wheat Beer(TM)  Back For Summer
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Founded in 1993 with the Blue Ridge line of beers, Frederick Brewing Co.
completed a successful initial public offering (IPO) in 1996. In March 1997, the Company moved from a converted warehouse to a purpose-built, 57,000 square foot faculty. In December 1997, Frederick Brewing Co. merged with two other Maryland microbreweries, Wild Goose Brewery, Inc. of Cambridge, MD and Brimestone Brewing Company of Baltimore, MD, creating the largest craft brewery in the Mid-Atlantic region. Today, Frederick Brewing Co.'s award-winning beers are sold in 33 states, District of Columbia and several international markets.

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